Exhibit 99.1(e)(2)

        This Agreement is made by and between 24/7 Real Media, Inc., a Delaware corporation and its affiliates (collectively, "24/7 Real Media") and WPP, a [STATE or COUNTRY] corporation and its affiliates (collectively "Signatory"), as of the date (the "Effective Date") set forth on the signature page:

        1.    Parties:    24/7 Real Media or Signatory are sometimes referred to herein as a "Party" and together as the "Parties".

        2.    Primary Representative:    Each Party's representative for coordinating disclosure or receipt of Confidential Information is:

  (i)
  For 24/7 Real Media, Inc.
  Legal Department
  132 West 31st Street, 9th Floor
  New York, New York 10001; and

  (ii)
  For Signatory:
  Name:
  Address:

        3.    Description of Confidential Information:

          (a)   For purposes of this Agreement, "Confidential Information" means any information which is disclosed during the Disclosure Period (as defined below) and which is or should be reasonably understood to be confidential or proprietary to a Party or that a Party identifies in writing as confidential before or within thirty days after disclosure to the other Party. Each Party agrees that confidential or proprietary information conveyed in written or other tangible form shall be Confidential Information under this Agreement if it is so designated by the disclosing Party by prominently marking it with a "CONFIDENTIAL" or similar legend.

          (b)   "Confidential Information" does not include information that the receiving Party can establish: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving Party; (b) the receiving Party can demonstrate to have had rightfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (c) is independently developed by the receiving Party without the use of any Confidential Information of disclosing Party as evidenced by written documentation: or (d) the receiving Party rightfully obtains from a third party who has the right to transfer or disclose it and who provides it without a confidentiality obligation.

        4.    Use of Confidential Information; Non-Publication:    Each Party shall make use of Confidential Information of the other Party only for the purpose of discussing a potential transaction between the Parties (the "Discussion") Neither Party shall publicize or disclose, other than to those persons to whom Confidential Information may be disclosed hereunder, the existence and the terms of the Discussion and this Agreement or the discussions that give rise to this Agreement, and such information shall be deemed Confidential Information for all purposes hereof. For the avoidance of doubt, neither Signatory nor any of its representatives will publish any information disclosed by, or specifically attributed to, 24/7 Real Media, including, without limitation, in any written article or other publication, without the prior written consent of 24/7 Real Media.

        5.    Confidentiality Period:    This Agreement shall expire two (2) years after the end of the Disclosure Period (as defined).

        6.    Disclosure Period:    This Agreement pertains to Confidential Information that is disclosed during the period commencing with the Effective Date and ending one (1) year after the Effective Date (the "Disclosure Period").

        7.    Standard of Care; Privileged Information:    (a) No Party shall use Confidential Information of the other Party for any purpose other than the intended use set forth in paragraph 4 above, nor disclose, disseminate or otherwise publish or communicate Confidential Information received hereunder or otherwise to any person, firm, corporation or other third party without the prior written consent of the disclosing Party, except to such Party's employees, consultants and representatives who have a need to know, who have been informed of such Party's obligations hereunder, and who have agreed in writing not to disclose Confidential Information for a period not shorter than the confidentiality period provided in paragraph 5 above.

          (b)   Each Party agrees to use the same degree of care that it uses to protect its own highly confidential information from unauthorized disclosure, but in no event less than a reasonable degree of care. Each Party shall notify the other Party in writing immediately upon discovery of any unauthorized use or disclosure of Confidential information or any other breach of this Agreement, and will cooperate with such other Party in every reasonable way to regain possession of Confidential Information and prevent any further unauthorized use.

          (c)   To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates any Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

        8.    Exclusions:    This Agreement imposes no obligation upon either Party with respect to information that such Party can demonstrate with written records: (i) was in such Party's possession before receipt from the other Party; (ii) is or becomes a matter of public knowledge through no fault of such Party; (iii) is rightfully received by such Party from a third party without violating a duty of confidentiality; (iv) is independently developed by such Party; (v) is disclosed under operation of law, except that such Party will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed and will provide notice to the other Party of such possible disclosure prior to disclosure in order to give such other Party an opportunity to contest such disclosure; or (vi) is disclosed by such Party with the other Party's prior written approval.

        9.    NO WARRANTY:    ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED "AS IS," AND WITHOUT ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

        10.    Stock Trading:    If the information disclosed hereunder is material non-public information relating to either Party, then each of the Parties hereto agrees not to trade in the securities of the other Party, or disclose any Confidential Information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade such securities, If a violation of any applicable securities laws would result therefrom.

        11.    Other Business Activities:    This Agreement imposes no obligation on either Party to enter into any transaction, to make any payment of any kind or to enter into any further agreement or arrangement with the other Party. This Agreement does not create any agency or partnership relationship. Each Party acknowledges that the other Party may be discussing, or in the future may discuss, matters similar to the Discussion with other parties, including competitors of the other Party.

        12.    Ownership and Other Rights:    No Party shall acquire any intellectual property rights or other rights to any information disclosed by a Party under this Agreement.

        13.    Return of Confidential Information:    Each Party will, at the other Party's option, return or, to the extent permissible under applicable law, destroy (and so certify to such other Party) all material embodying Confidential Information (in any form or medium and including, without limitation, all summaries, copies and excerpts of Confidential Information) at any such time as such other Party may so request.

        14.    Injunctive Relief:    Each Party acknowledges that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to the other Party for which monetary damages may be difficult to ascertain or an inadequate remedy. Each Party therefore agrees that the other Party will have the right, in addition to its other rights and remedies, to seek and obtain injunctive relief for any violation of this Agreement. The prevailing Party in enforcing any rights relating to or arising out of this Agreement shall be entitled to recover the reasonable costs incurred in enforcing its rights, including without limitation, court costs and in-house and outside attorneys' fees.

        16.    Notices:    Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered personally to the Party to whom the same is directed; (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) five (5) business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of 24/7 Real Media, such notice shall be provided to the General Counsel at 24/7 Real Media's address specified in paragraph 2 above. In the case of Signatory, such notice will be provided to as set forth in paragraph 2 above.

        17.    General:    THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED ACCORDING TO, THE LAWS OF THE STATE OF NEW YORK, U.S.A. EXCEPT FOR ITS CONFLICTS OF LAWS PRINCIPLES. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. All additions or modifications to this Agreement must be made in writing and signed by an officer of each Party. Any failure by a Party to enforce the other Party's strict performance of any provision of this Agreement will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement. This Agreement may be delivered by facsimile transmission, which shall be deemed and shall constitute an original. No Party shall assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party.

This Agreement will inure to the benefit of and be binding upon the Parties, their successors and assigns.

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Authorized Signatory of Signatory:		Print Name and Title:	Date:
By: x:	/s/ ANDREW SCOTT (please sign here)	Andrew Scott Director Corporate Development	17/4/2007
Authorized Signatory of 24/7 Real Media, Inc.:		Print Name and Title:	Effective Date:
By:	/s/ JONATHAN HSU	Jonathan Hsu COO/CFO	17/4/07